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                                                                      EXHIBIT 11

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
                                                           SIX MONTHS ENDED
                                                                JUNE 30
                                                         ---------------------
                                                            1997       1996
                                                         ---------- ----------
Diluted net income per share:
  Net income............................................ $5,174,000 $  (28,000)
  Average number of shares outstanding..................  7,570,000  3,623,132
  Net effect of dilutive stock options-based on treasury
   stock method using average market price..............    282,328          0
                                                         ---------- ----------
    Total average shares................................  7,852,328  3,623,132
    Diluted net income per share........................ $     0.66 $    (0.01)
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